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                                                                    EXHIBIT 3.1

                  AMENDED AND RESTATED ARTICLES OF ASSOCIATION
                                       OF
                             UNION BANKSHARES, INC.
                          (as restated August 1, 2007)

1.    Name. The name of the Corporation shall be Union Bankshares, Inc.

2. Registered Agent and Office. The registered agent of the Corporation shall be Kenneth D. Gibbons, with a registered office at the offices of Union Bank, 20 Lower Main Street, Morrisville, Vermont.

3. Principal Office. The principal office of the Corporation shall be located at Morrisville, Vermont.

4. Operating Method. The operating period of the Corporation shall be the calendar year ending December 31.

5.    Duration. The period of duration of the Corporation is perpetual.

6. Purposes. The Corporation is established for the following purposes: to serve as a holding company, including the ownership, management, and control of bank stock; to engage in, directly or indirectly, activities related to banking; and to carry on and conduct any other lawful business or activity for which corporations may be organized under the Vermont Business Corporation Act.

7. Capital Stock. The aggregate number of shares the Corporation shall have the authority to issue shall be seven million five hundred thousand (7,500,000) having a par value of two dollars ($2.00) per share.

8. Liability of Directors. A Director of the Corporation shall have no personal liability to the Corporation or to its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 of Title 11A of the Vermont Statutes Annotated, except for (a) the amount of a financial benefit received by the Director to which the Director is not entitled; (b) an intentional reckless infliction of harm on the Corporation or its shareholders; (c) a violation of Section 8.33 of Title 11A of the Vermont Statutes Annotated or (d) an intentional or reckless criminal act. This Section 8 shall not be deemed to eliminate or limit the liability of a Director for any act or omission occurring prior to the date this Section becomes effective. No amendment or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

9.    Greater Voting Requirements.
            (i) Except as set forth in part (ii) of this Section 9, the affirmative vote or consent of the holders of 67% of the outstanding shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Section as one class, shall be required (a) for the adoption of any agreement for the merger, consolidation or plan of share exchange of the Corporation or any Subsidiary (as defined below) with or into any Other Corporation (as defined below), (b) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all of the assets of the Corporation or any Subsidiary to any Other Corporation, (c) to authorize the issuance or transfer by the Corporation of any Substantial Amount (as defined below) of securities of the Corporation in exchange for the securities or assets of any Other Corporation, or (d) to engage in any other transaction the effect of which is to combine the assets and business of the Corporation or any Subsidiary with any Other Corporation. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of the Corporation otherwise required by law, the Articles of Association of the Corporation or any agreement or contract to which the Corporation is a party.

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            (ii) The provisions of part (i) of this Section 9 shall not be applicable to any transaction described therein if such transaction is approved by a resolution of the Board of Directors of the Corporation, provided that the directors voting in favor of such resolution include a majority of the persons who are not affiliated with the Other Corporation involved in such transaction or who were duly elected and acting members of the Board of Directors prior to the time such Other Corporation became a Beneficial Owner (determined as provided below) of 5% or more of the shares of stock of the Corporation entitled to vote for the election of directors.
            (iii) The Board of Directors shall have the power and duty to determine for the purposes of this Section 9, on the basis of information known to such Board, if and when any Other Corporation is the Beneficial Owner of 5% or more of the outstanding shares of stock of the Corporation entitled to vote for the election of directors. Any such determination, if made in good faith, shall be conclusive and binding for all purposes of this Section 9. An Other Corporation (as defined below) shall be deemed to be the "Beneficial Owner" of any stock beneficially owned by any "affiliate" or "associate" of such Other Corporation, in accordance with the rules of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934.
            (iv) As used in this Section 9, the following terms shall have the meanings indicated:
                    "Other Corporation" means any person, firm, corporation or other entity, other than a Subsidiary of the Corporation, which is the Beneficial Owner of 5% or more of the shares of stock of the Corporation entitled to vote in the election of directors.
                    "Subsidiary" means any corporation in which the Corporation owns, directly or indirectly, more than 50% of the voting securities.
                    "Substantial Amount" means any securities of the
            Corporation having a then fair market value of more than 5% of the Corporation's consolidated capital accounts as of the end of the then preceding fiscal year.
            (v) The provisions of this Section 9 may not be repealed or amended in any respect, and no provision inconsistent herewith may be adopted, unless such repeal, amendment or adoption is approved by the affirmative vote of the holders of not less than 67% of the total voting power of all outstanding shares of stock of this Corporation entitled to vote for the election of directors, voting as a single class.

Dated at Morrisville, in the county of Lamoille, this 1st day of August, 2007.


                                       UNION BANKSHARES, INC.


                                       By: _____________________________
                                           Kenneth D. Gibbons, President


                                       By: _____________________________
                                           Robert P. Rollins, Secretary

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